EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement of HyperSolar, Inc. of our report dated September 25, 2018, relating to the financial statements of HyperSolar, Inc., which appear in the Annual Form 10-K of HyperSolar, Inc. for the years ended June 30, 2018 and 2017. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Liggett & Webb, P.A

New York, New York

December 19, 2018